Exhibit 10.3

Agreement on Equity Transfer, Acquisition, Joint Venture and Cooperation

Party A: Shanxi Power Construction Corporation
Party B: FAN Qingchu
Party C: Shandong Taibang Biological Products Co., Ltd

Whereas, Party B has proposed to transfer 35% of equity interest it holds in Huitain Blood Products Co., Ltd. ("Huitian"), and after Party A's consent, Party A and Party B entered into the Agreement for Termination of the Joint Venture and Cooperation Agreement between Shareholders, according to which Party A agreed to Party C purchasing the 35% of equity interest Party B holds in Huitian and to Party B and Party C entering into equity transfer agreement (this Agreement shall prevail in case of any discrepancy). According to the relevant provisions by the agreement among the Parties, the Parties have agreed as follows in regards to the relevant issues:

1.

Before the execution of all the agreements, the Parties shall provide the following documents as the conditions that these agreements will take effect: (1) opinions of Party B regarding the equity transfer; (2) documents issued by the shareholders' meeting (or board of directors) of Party C approving the acquisition of equity interest; (3) the documents issued by Party A approving the transfer of equity interest and waiver of preemptive rights to purchase the equity interest to be transferred; (4) the documents issued by the shareholders' meeting of Huitian; and (5) the warrant letter issued by Party B to Party A.

2.

Considering the above terms and conditions, Party A, Party B and Party C shall endeavor to perform its duties and complete the agreed tasks as soon as possible after conclusion of this Agreement.

3.

Huitian is engaging in updating and renovations according to GMP (new standards). In order to maintain the continuity of these work, Party B covenants to provide on-site assistance and coordinate to complete internal inspection and special examination during the periods for renovation, project completion and launching of production, so as to assure the project can be put into production smoothly.

4.

The period after conclusion of this Agreement and before the completion of the AIC alteration registration is the transitional period, for which period it is agreed as follows:

4.1

Party C will enjoy corresponding rights in Huitian which Party B enjoyed after Party C pays the first installment of the Transfer Price according to the terms and conditions specified by the equity transfer agreement. Party A and Party C will then convene the shareholders' meeting to discuss the amendment of the articles of association and reelection of the board of directors and the board of supervisors. Party A and Party C shall provide before the meeting lists of the directors and supervisors to be appointed by them to Huitian and their resumes.

4.2

The reelected board of directors should engage the General Manager and other senior management by a vote of more than 2/3 directors. Considering that Huitian is in the process of GMP renovation period, the General Manager appointed by Party B will continue to perform its duties on GMP alteration, quality control and blood plasma management until the GMP renovation is completed and the project is officially put into production (for a period not exceeding three months), and the candidate General Manager appointed by the board of directors will assume responsibility for the other duties of the General Manager.

4.3

Party A, Party B, Party C and Huitian are responsible for providing the documents necessary for respective AIC alteration registration and completing the respective formalities within the time limit specified by the State.

4.4

During the Transitional Period, material matters such as execution and distribution of material documents, execution of material contracts, use of large amounts of capital (more than RMB 100,000), arrangement of important projects, employees hire and dismissal, etc. shall not be implemented unless the legal representative of the company has consented to it. Meanwhile, any outbound investment or provision of guarantee by Huitian will be subject to consent of Party C.

5.

Liabilities for Breach of Contract:

This Agreement shall take effect immediately after execution by the representatives of Party A, Party B and Party C. Party A, Party B and Party C shall strictly abide by this Agreement. The breaching Party shall bear the liabilities for breach of contract, shall pay liquidated damages of RMB one million to the non-breaching Parties and further compensate the non-breaching Parties for respective losses.

6.

Miscellaneous

6.1

This Agreement is made in 12 original sets. Each Party shall hold four original sets. This Agreement shall take effect after being signed and attached seals.

6.2

The appendices to this Agreements include:

(a)

 (1) opinions of Party B regarding the equity transfer; (2) documents issued by the shareholders' meeting (or board of directors) of Party C approving the acquisition of equity interest; (3) the documents issued by Party A approving the transfer of equity interest and waiver of preemptive rights to purchase the equity interest to be transferred; (4) the documents issued by the shareholders' meeting of Huitian; and (5) the warrant letter issued by Party B to Party A.

(b)

 (1) equity transfer agreement between Party B and Party C; (2) Agreement for Termination of the Joint Venture and Cooperation Agreement between Shareholders; and (3) the Joint Venture and Cooperation Agreement between Party A and Party C.

(c)

 the Articles of Association of Party C.

Party A: Shaanxi Power Construction Corporation (with seal attached)
/s/ Signature of legal representative or authorized representative

Party B:
/s/ FAN Qingchu

Party C: Shandong Taibang Biological Products Co., Ltd (with seal attached)
 /s/ Signature of legal representative or authorized representative

Date of Execution: September 12, 2008